CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Franklin Templeton Global Trust of (i) our report dated September 29, 2000, relating to the financial statements and financial highlights which appears in the August 31, 2000 Annual Report to Shareholders of of Templeton Income Trust - Global Bond Fund and (ii) our report dated November 21, 2000 relating to the financial statements and financial highlights which appears in the October 31, 2000 Annual Report to Shareholders of Franklin Templeton Global Currency Fund and Franklin Templeton Hard Currency Fund series of Franklin Templeton Global Trust.




/s/ PricewaterhouseCoopers LLP

New York, New York
May 4, 2001